Exhibit 99.1

FOR IMMEDIATE RELEASE

Pep Boys Reports Third Quarter 2014 Results

— Comparable Sales Trends Improve Across All Lines of Business —

— Comparable Service Center Revenue Increases 3.7% —

PHILADELPHIA — December 8, 2014 — The Pep Boys — Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket service and retail chain, announced the following results for the thirteen (third quarter) and thirty-nine (nine months) weeks ended November 1, 2014.

Third Quarter

Sales

Sales for the thirteen weeks ended November 1, 2014 increased by $10.5 million, or 2.1%, to $517.6 million from $507.0 million for the thirteen weeks ended November 2, 2013. Comparable sales increased 1.2%, consisting of an increase of 6.1% in comparable service revenue and a decrease of 0.2% in comparable merchandise sales. In accordance with GAAP, service revenue is limited to labor sales, while merchandise sales include merchandise sold through both our service center and retail lines of business. Re-categorizing sales into the respective lines of business from which they are generated, comparable service center revenue increased 3.7%, while comparable retail sales decreased 1.8%.

Earnings

Net loss for the third quarter of fiscal 2014 was $2.0 million ($0.03 per share) as compared to net earnings of $1.0 million ($0.02 per share) recorded in the third quarter of fiscal 2013. The 2014 results included, on a pre-tax basis, a $1.4 million asset impairment charge and $1.4 million in severance charges. The 2013 results included, on a pre-tax basis, a $2.0 million asset impairment charge and $0.6 million in severance charges.

Nine Months

Sales

Sales for the thirty-nine weeks ended November 1, 2014 increased by $11.3 million, or 0.7%, to $1,582.2 million from $1,570.8 million for the thirty-nine weeks ended November 2, 2013. Comparable sales decreased 0.7%, consisting of a 4.9% comparable service revenue increase and a 2.3% comparable merchandise sales decrease. Re-categorizing sales (see above), comparable service center revenue increased 0.8%, while comparable retail sales decreased 2.4%.

Earnings

Net loss for the first nine months of 2014 was $0.6 million ($0.01 per share) as compared to net earnings of $10.2 million ($0.19 per share) for the first nine months of fiscal 2013. The 2014 results included, on a pre-tax basis, a $5.2 million asset impairment charge, a $4.0 million litigation charge and $2.4 million in severance charges. The 2013 results included, on a pre-tax basis, a

$4.9 million asset impairment charge and $0.6 million in severance charges. In addition, the 2014 results included a $0.9 million tax expense related to valuation allowances.

Commentary

“Our recent top-line growth has continued into the fourth quarter,” said interim CEO John Sweetwood. “Particular highlights are tires, commercial and eCommerce sales; however, this balance of business shift has continued to pressure gross margin rate.”

John continued, “Our Road Ahead stores continue to produce positive results. Cincinnati and Denver will be completed in the fourth quarter, with grand re-openings scheduled for the first quarter of 2015. Baltimore, which will serve as our first test of a reduced average per-store investment, will be grand re-opened in the second quarter of 2015.”

John concluded, “We have engaged Spencer Stuart to conduct our CEO search, which is progressing as planned.”

About Pep Boys

Since 1921, Pep Boys has been the nation’s leading automotive aftermarket chain. With over 7,500 service bays in over 800 locations in 35 states and Puerto Rico, Pep Boys offers name-brand tires; automotive maintenance and repair; parts and expert advice for the Do-It-Yourselfer; commercial auto parts delivery; and fleet maintenance and repair. Customers can find the nearest location by calling 1-800-PEP-BOYS (1-800-737-2697) or by visiting www.pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The words “guidance,” “expect,” “anticipate,” “estimates,” “targets,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding implementation of its long-term strategic plan, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Investors have an opportunity to listen to the Company’s quarterly conference calls discussing its results and related matters. The call for the third quarter will be broadcast live on Tuesday, December 9 at 8:30 a.m. EST over the Internet at the Vcall website, located at www.investorcalendar.com. To listen to the call live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Supplemental financial information will be available the morning of Tuesday, December 9 on Pep Boys’ website at www.pepboys.com. In addition, Pep Boys’ investor presentation, also available at www.pepboys.com, will be updated to reflect the Company’s year-to-date results.

###

Investor contact:

Sanjay Sood

215-430-9105

Email: investorrelations@pepboys.com

Pep Boys Financial Highlights

Thirteen weeks ended	November 1, 2014	November 2, 2013

Total revenues	$517,584,000	$507,042,000

Net (loss) earnings	$(1,964,000)	$964,000

Basic (loss) earnings per share:
Average shares	53,590,000	53,315,000

Basic (loss) earnings per share:	$(0.03)	$0.02

Diluted (loss) earnings per share:
Average shares	53,590,000	53,930,000

Diluted (loss) earnings per share:	$(0.03)	$0.02

Thirty-nine weeks ended	November 1, 2014	November 2, 2013

Total revenues	$1,582,179,000	$1,570,835,000

Net (loss) earnings	$(625,000)	$10,196,000

Basic (loss) earnings per share:
Average shares	53,533,000	53,363,000

Basic (loss) earnings per share:	$(0.01)	$0.19

Diluted (loss) earnings per share:
Average shares	53,533,000	53,962,000

Diluted (loss) earnings per share:	$(0.01)	$0.19